Exhibit 99.3

OUSTER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2021 and, if not defined in the Form 8-K, the final prospectus and definitive proxy statement dated February 12, 2021 filed by Ouster, Inc. (formerly known as Colonnade Acquisition Corp.) prior to the consummation of the Business Combination (the “proxy statement/prospectus”).

The following discussion and analysis provides information that Ouster’s management believes is relevant to an assessment and understanding of Ouster’s consolidated results of operations and financial condition. The discussion should be read together with the audited annual consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019, and the respective notes thereto, included as Exhibit 99.1 to the Form 8-K.

The discussion and analysis should also be read together with Ouster’s unaudited pro forma financial information as of and for the year ended December 31, 2020 included as Exhibit 99.2 to the Form 8-K.

This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Ouster’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section of the proxy statement/prospectus titled “Risk Factors”, which has been incorporated by reference into the Form 8-K. Unless the context otherwise requires, references in this Exhibit 99.3 to “we”, “our” and “the Company” refer to the business and operations of Ouster, Inc. and its consolidated subsidiaries prior to the Business Combination and to Ouster, Inc. (formerly known as Colonnade Acquisition Corp.) and its consolidated subsidiaries following the consummation of the Business Combination.

Overview

We are a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy. We design and manufacture digital lidar sensors that we believe are the highest-performing, lowest-cost lidar solutions available today across each of our four target markets: industrial automation; smart infrastructure; robotics; and automotive.

We have won and are actively negotiating a number of additional, multi-year sales contracts. In 2020, we added over 300 paying customers compared to 2019, the majority of which are non-automotive customers. While we are communicating with many autonomous vehicle development programs around the world today, and count several as customers, we expect the majority of the market opportunity to come from non-automotive customers now and in the future.

Our digital lidar sensors leverage a simplified architecture based on two semiconductor chips and are backed by a suite of patent-protected technology. We have invested heavily since our inception in pursuing comprehensive coverage of invention families and use cases, with broad international coverage. We believe that our extensive patent coverage creates material barriers to entry for anyone aiming to compete in the digital lidar space.

Our product offering today includes three models of sensors in our OS product line: the ultra-wide field of view OS0, the mid-range OS1, and the long-range OS2. In January 2020 we released new models in our OS product line, increasing the resolution of our OS1 model and introducing the OS0 and OS2 models. Within our OS sensor models, we offer numerous customization options, all enabled by embedded software. For each of our three models in the OS product line, we offer resolution options of 128 lines vertically (“channels”), 64 channels, or 32 channels, as well as many beam spacing options. We are currently developing our solid-state ES product line, which, when released, will consist of the long-range ES2 sensor.

We believe the simplicity of our digital lidar design gives us a meaningful advantage in costs related to manufacturing, supply chain and production yields. The same digital lidar architecture underpins our entire product portfolio which we believe drives economies of scale in our supply chains and speeds time to market. With virtually unlimited software-defined products driving low-cost customization, we are able to increase stock keeping units (“SKUs”) for industry-specific applications, expanding our product offering with minimal manufacturing or inventory changes. We currently have over 75 different software-defined product SKUs, all based on this common architecture and shared core componentry. Additionally, we are successfully expanding our manufacturing capacity by outsourcing to our manufacturing partner, Benchmark Electronics, Inc. (“Benchmark”). Benchmark manufactures our products at its facility in Thailand, which we expect will reduce our product costs and allow us to rapidly scale production to meet our anticipated product demand. Based on cost quotes for our products in mass production, we believe our manufacturing costs to be lower than certain of our competitors, and we expect our manufacturing costs per unit to decrease further with higher volumes.

We founded Ouster in 2015 with the invention of our high-performance digital lidar. Since then, we have grown to over 120 employees serving over 475 customers globally. To continue to grow our business in the coming years, we plan to expand our sales and marketing efforts, expand our software development capabilities and accelerate sensor development efforts. We are headquartered in San Francisco, CA and have operated as a standalone, independent entity since our founding.

COVID-19 Impact

Throughout 2020 the worldwide spread of the pandemic caused by the novel coronavirus (“COVID-19”) and the measures intended to contain the spread of COVID-19 have resulted in a global slowdown of economic activity and caused disruptions to our business. In particular, our headquarters are based in the San Francisco Bay Area, which has been subject to ongoing government measures and orders such as quarantines and social distancing. During the second and third quarters of 2020 we slowed our operating and capital spending with the expectation that our revenue and ability to raise capital would be impacted by the global pandemic. Though we were able to continue to grow our sales during 2020 compared to 2019 and believe that the pandemic will act as a long-term catalyst for wider adoption of automation and lidar technology, we believe that our overall growth rate during 2020 was impacted by the pandemic.

As a San Francisco Bay Area based company, we were affected by the “shelter in place” order in the first and second quarter. While the majority of our employees were able to work from home, some employees, especially manufacturing employees, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during the first and second quarters of 2020. Additionally, we continued to pay employees during the “shelter in place” order whether or not they were able to work. Manufacturing and order fulfillment employees were able to return to work in the second quarter; however, the number of employees allowed on premises at one time was greatly reduced which also affected our ability to fulfill orders and recognize revenue. Some essential employees were paid hazard pay, and the hazard pay combined with underutilized employee pay increased our employee overhead and decreased gross margins in the first and second quarter of 2020. Employees continue to work in a reduced capacity at our San Francisco facility, but we have moved a large portion of our manufacturing to our contract manufacturer in Thailand, which resulted in increased sales activities during the second half of 2020.

Our suppliers are located worldwide, and the suppliers in the Asia and Pacific geographical region were especially affected by the pandemic in the first quarter of 2020. Some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition, but were largely resolved in the third quarter of 2020.

While we experienced quarter-over-quarter increases in revenue in 2020, some customers have delayed orders and production schedules due to COVID-19. The pandemic continues to evolve, and the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and personnel-related costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, any resurgence of the pandemic in areas where we, Benchmark or our suppliers operate, and the economic impact on local, regional, national and international customers and markets.

Factors Affecting Our Performance

Commercialization of Lidar Applications. We believe that we are approaching the inflection point of adoption of lidar across our target end market applications, and further that we are well-positioned to capitalize on this market growth. However, as our customers continue research and development projects to commercialize semi-autonomous solutions that rely on lidar technology, it is difficult to estimate the timing of ultimate end market and customer adoption. As a result, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly and annual basis for the foreseeable future. As the market for lidar solutions matures and more customers reach a commercialization phase with solutions that rely on our technology, the fluctuations in our operating results may become less pronounced. However, in the near term, our revenue may not grow as we expect until more customers commercialize their products and lidar technology becomes more prevalent across our target end markets.

Number of Customers in Production. Our products must be integrated into a broader platform by the end customer, which then must be tested, validated, and achieve system-level performance and reliability thresholds that enable commercial production and sales. It is critical that we reach production with multiple customers across all target end markets. The time necessary to reach production varies from six months to seven years, based on the market and application. The production cycle in the automotive market tends to be substantially longer than in our other target markets, including industrial automation, smart infrastructure and robotics. It is critical to our future success that our customers reach production across our target end markets. However, the revenue generated by each customer in production and their time to reach production varies significantly, making it difficult to predict our financial performance.

Sales Volume. Our customers span a wide variety of applications and can generate a wide range of sales volumes for our digital lidar solution. The range of sales volume by customer depends on the end market demand for our customers’ products as well as our customers’ individual needs. This range can depend on several factors, including the size of the end market that the product addresses, market penetration, product use functions, our end customers’ ability to sell their products and the financial stability and reputation of the customer. In addition to end market demand, sales volume further depends on our customers’ progression through their evaluation, integration and production processes.

Average Selling Prices (“ASPs”), Product Costs and Margins. Our product costs and gross margins depend largely on the volumes of the solutions we provide to our customers. Our ability to compete in our target markets depends on the success of our digital lidar solutions and the ultimate volume of our sensors sold. We anticipate that our selling prices will vary by target end market and application due to market-specific supply and demand dynamics. We expect these customer-specific selling price fluctuations combined with our volume-driven product costs may drive fluctuations in revenue and gross margins on a quarterly basis. However, we expect that our volume-driven product costs will lead to gross margin improvement as our sales volume increases over time.

Continued Investment and Innovation. We believe that we are the leading digital lidar provider. Our financial performance is significantly dependent on our ability to maintain this leading position which is further dependent on the investments we make in research and development. We believe it is essential that we continue to identify and respond to rapidly evolving customer requirements, including successfully realizing our product roadmap. If we fail to continue our innovation, our market position and revenue may be adversely affected, and our investments in that area will not be recovered.

Market Trends and Uncertainties. We anticipate robust demand for our digital lidar solution. We estimate that the total addressable market (“TAM”) for our solutions will be approximately $8.6 billion in 2025. We define our TAM as automation applications in the industrial, smart infrastructure, robotics and automotive end markets where we actively engage and maintain customer relationships. By 2030, we estimate that our TAM will reach $47.9 billion, and we believe that our market opportunity could be larger than what is currently estimated as new applications for our technology emerge. Each of our target markets is potentially a significant global opportunity, and these markets have historically been underserved by limited or inferior technology or not served at all. We believe we are well positioned in our market as a leading provider of high-resolution digital lidar sensors.

Although increasing adoption of semi-autonomous solutions that rely on lidar technology may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate regulatory changes and adapt quickly enough to meet such new regulatory standards or requirements applicable to us or to our customers’ products in which our digital lidar sensors are used. Market acceptance of semi-autonomous solutions and active safety technology depend upon many factors, including cost, performance, safety performance, regulatory requirements and international taxes or tariffs related to such technologies. These factors may impact the ultimate market acceptance of our lidar technology.

International Expansion. We view international expansion as an important element of our strategy to increase revenue and achieve profitability. We continue to position ourselves in geographic markets that we expect to serve as important sources of future growth. We have an existing presence in three regions: North and South America; Asia and Pacific; and Europe, Middle East and Africa. We intend to expand our presence in these regions over time including through distribution partnerships. Expanded global reach will require continued investment and may expose us to additional foreign currency risk, international taxes and tariffs, legal obligations and additional operational costs, risks and challenges that may impact our ability to meet our projected sales volumes, revenue and gross margins.

Components of Results of Operations

Revenue

The majority of our revenue comes from the sale of our digital lidar sensors and accessories both directly to end users and through distributors both domestically and internationally. We recognize revenue from product sales when the performance obligation of transferring control of the product to the customer has been met, generally when the product is shipped. The company also recognizes revenue by performing services related to product development and validation, and shipping; however, we do not expect product development and validation and license and services to be material components of revenue, cost of revenue or gross margin in the foreseeable future. Performance obligations related to services are generally recognized over time, based on cost-to-cost input basis or straight-line over time. Amounts billed to customers related to shipping and handling are classified as revenue, and we have elected to recognize the cost of shipping activities that occur after control has transferred to the customer as a fulfillment cost rather than a separate performance obligation. All related costs are accrued and recognized within cost of revenue when the related revenue is recognized.

Most of our customers are currently in the evaluation or early R&D stage with our products. Currently, our product revenue consists of both customers ordering small volumes of our products that are in an evaluation phase and customers that order larger volumes of our products and have more predictable production schedules. Over the coming years, as more of our customers move into their respective production phases, we expect the majority of our product revenue to shift to larger volume orders based on predictable production schedules. We also expect more of our revenue to come from international customers, with our sales from regions outside of North and South America expected to grow long-term to approximately two-thirds of our total revenue.

Cost of Revenue

Cost of revenue consists of the manufacturing cost of our digital lidar sensors, which primarily consists of sensor components, personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes depreciation of manufacturing equipment, costs of providing services, an allocated portion of overhead, facility and IT costs, stock-based compensation for manufacturing personnel, reserves for estimated warranty expenses, excess and obsolete inventory and shipping costs.

Gross Profit and Gross Margin

Our gross profit equals total revenues less our total cost of revenues, and our gross margin is our gross profit expressed as a percentage of total revenue. We experienced negative gross margins since the fourth quarter of 2018 until we turned gross margin positive during the second quarter of 2020 when our unit volumes increased such that our purchasing power and ability to absorb variable costs improved and our margins turned positive. Our turn to gross margin positivity during the second quarter of 2020 was primarily due to increased unit volumes and a shift to outsourced mass production of our sensors to Benchmark who has leverage for greater volume discounts and lower overhead costs. Subject to quarterly fluctuations and volatility, we expect gross margin to improve as our unit volumes grow and a greater proportion of production of our sensors continues to shift to Thailand.

Operating Expenses

Research and Development Expenses

Research and development (“R&D”) activities are primarily conducted at our San Francisco based headquarters and consist of the following activities:

•	Design, prototyping, and testing of proprietary electrical, optical, and mechanical subsystems for our digital lidar products;

•	Robust testing for industrial and autonomous vehicle safety certifications;

•	Development of new products and enhancements to existing products in response to customer requirements including firmware development and software development of lidar integration products;

•	Custom system-on-a-chip (“SoC”) design for Ouster’s digital lidar products; and

•	Development of custom manufacturing equipment.

R&D expenses consist of personnel-related expenses, including salaries, benefits, and stock-based compensation, for all personnel directly involved in R&D activities, third-party engineering and contractor costs, and prototype expenses.

R&D costs are expensed as they are incurred. Our investment in R&D will continue to grow as we invest in new lidar technology and related software. Our absolute amount of R&D expense will grow over time; however, we expect R&D as a percentage of revenue to decrease annually as our business grows.

Sales and Marketing Expenses

Our business development, customer support and marketing teams are located in offices worldwide. Selling and marketing expenses consist of personnel-related expenses, including salaries, benefits, and stock-based compensation, for all personnel directly involved in business development, customer support, and marketing activities, and marketing expenses including trade shows, advertising, and demonstration equipment. Our investment in sales and marketing will continue to grow as we continue to expand our sales team globally, and our absolute amount of sales and marketing expenses will grow over time. We expect sales and marketing spend as a percentage of revenue to decrease over time as our business grows.

General and Administrative Expenses

General and administrative expenses consist of personnel-related expenses, including salaries, benefits, and stock-based compensation, of our executives and members of the board of directors, finance, human resource, IT, and legal departments as well as fees related to legal fees, patent prosecution, accounting, finance and professional services as well as insurance, and bank fees. Our absolute amount of general and administrative expense will grow over time; however, we expect the general and administrative spend as a percentage of revenue to decrease annually as our business grows. Near term increases in general and administrative expenses are expected to be related to hiring more personnel and consultants to support our growing international expansion and compliance with the applicable provisions of the Sarbanes-Oxley Act (“SOX”) and other U.S. Securities and Exchange Commission (“SEC”) rules and regulations as a result of becoming a public company following the Business Combination.

Stock-Based Compensation

We measure and recognize stock-based compensation expense for stock-based awards over the requisite service periods based on the estimated grant date fair value using the Black-Scholes-Merton option pricing model.

Interest Income, Interest Expense, and Other Income (Expense), Net

Interest income consists primarily of income earned on our cash and cash equivalents. These amounts will vary based on our cash and cash equivalents balances and market rates. Interest expense consists primarily of interest on our debt and convertible notes and amortization of debt issuance costs and discount. Other income (expense), net consists primarily of realized and unrealized gains and losses on foreign currency transactions and balances, the change in fair value of financial instruments, including warrants issued in connection with a debt agreement, embedded derivatives related to convertible notes and the preferred stock tranche right.

Income Taxes

Our income tax provision consists of federal, state and foreign current and deferred income taxes. Due to cumulative losses, we maintain a valuation allowance against federal and state deferred tax assets and our tax expense for the years ended December 31, 2019 and 2020 was not material.

Results of Operations:

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in Exhibit 99.1 to the Form 8-K. The following table sets forth our consolidated results of operations data for the periods presented:

	Year Ended December 31,
	2019	2020
	(dollars in thousands)
Revenue
Product revenue	$9,804	$16,886
Service revenue	1,609	2,018

Total revenue	11,413	18,904

Cost of revenue(1)
Cost of product	17,120	17,365
Cost of services	308	26

Total cost of revenue	17,428	17,391

Gross (loss) profit	(6,015)	1,513
Operating expenses(1):
Research and development	23,297	23,317
Sales and marketing	4,505	8,998
General and administrative	14,546	20,960

Total operating expenses	42,348	53,275

Loss from operations	(48,363)	(51,762)
Other (expense) income:
Interest income	278	24
Interest expense	(3,582)	(2,517)
Other income (expense), net	7	(52,150)

Total other expense, net	(3,297)	(54,643)

Loss before income taxes	(51,660)	(106,405)
Provision for income tax expense	1	375

Net loss and comprehensive loss	$(51,661)	$(106,780)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss data as a percentage of revenue for the periods presented:

	Year Ended December 31,
	2019	2020
	(% of total revenue)
Revenue
Product revenue	86%	89%
Service revenue	14	11

Total revenue	100	100

Cost of revenue(1)
Cost of product	150	92
Cost of services	3	0

Total cost of revenue	153	92
Gross (loss) profit	(53)	8
Operating expenses(1):
Research and development	204	123
Sales and marketing	39	48
General and administrative	127	111

Total operating expenses	371	282

Loss from operations	(424)	(274)
Other (expense) income:
Interest income	2	0
Interest expense	(31)	(13)
Other income (expense), net	0	(276)

Total other expense, net	(29)	(289)

Loss before income taxes	(453)	(563)
Provision for income tax expense	0	2

Net loss and comprehensive loss	(453)%	(565)%

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2019	2020
	(dollars in thousands)
Stock-based compensation
Cost of revenue	$58	$657
Research and development	621	6,059
Sales and marketing	140	640
General and administrative	474	4,701

Total stock-based compensation	$1,293	$12,057

Comparison of the years ended December 31, 2019 and 2020

Revenue

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Revenue
Product revenue	$9,804	$16,886	$7,082	72%
Service revenue	1,609	2,018	409	25

Total	$11,413	$18,904	$7,491	66%

Revenue by geographic location:
United States	$7,035	$8,328	$1,293	18%
Americas, excluding United States	361	436	75	21
Europe, Middle East and Africa	2,368	5,870	3,502	148
Asia and Pacific	1,649	4,270	2,621	159

Total	$11,413	$18,904	$7,491	66%

Product Revenue

Product revenue increased by $7.1 million, or 72%, to $16.9 million for the year ended December 31, 2020 from $9.8 million for the prior year. The increase in product revenue was driven by an increase in volume of 53%, which we attribute primarily to the release of new products and expansion of our sales team into new geographic regions, and an increase in average selling price of 12% which we attribute primarily to more favorable average selling prices for new products.

Service Revenue

Service revenue increased by $0.4 million, or 25%, to $2.0 million for the year ended December 31, 2020 from $1.6 million for the prior year. This revenue represents non-recurring engineering work in relation to our new product release in early 2020.

Geographic Locations

Revenue increased across the geographic regions of the United States, Americas excluding United States, Europe, Middle East and Africa, and Asia and Pacific by $1.3 million, $0.1 million, $3.5 million, and $2.6 million, respectively. The increases in Asia and Pacific and Europe, Middle East and Africa geographic regions were a result of recent expansion in those regions. We opened sales offices in these regions in late 2019 and have since focused our sales resources on expanding globally.

Cost of Revenue and Gross Margin

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Cost of revenue
Cost of product	$17,120	$17,365	$245	1%
Cost of services	308	26	(282)	(92)

Total	$17,428	$17,391	$(37)	(0.2)%

Gross margin
Product	(75)%	(3)%
Services	81	99
Total	(53)%	8%

Product Cost of Revenue and Gross Margin

Product cost of revenue increased by $0.2 million, or 1%, to $17.4 million for the year ended December 31, 2020 from $17.1 million for the prior year and cost per unit decreased by 35%. The increase in product cost of revenue was primarily due to increases of $3.9 million in manufacturing overhead costs, $1.0 million in material costs and $0.2 million in freight. The increases were partially offset by a decrease of $4.8 million in other product costs due to lower allowances for excess and obsolete inventory and component yield increases.

Product gross margin increased from (75%) for the year ended December 31, 2019 to (3%) for the year ended December 31, 2020. The improvement in product gross margin is primarily due to the decrease in cost per unit and the 12% increase in average selling prices for new products.

Services Cost of Revenue and Gross Margin

Services cost of revenue decreased by $0.3 million, or 92%, to $0.03 million for the year ended December 31, 2020 from $0.3 million for the prior year. Services gross margin increased to 99% for the year from 81% for the prior year. This decrease in cost of revenue and subsequent increase in gross margin was primarily due to the majority of non-recurring engineering work for a large contract taking place in 2019.

Operating Expenses

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Operating expenses:
Research and development	$23,297	$23,317	$20	0%
Sales and marketing	4,505	8,998	4,493	100
General and administrative	14,546	20,960	6,414	44

Total operating expenses:	$42,348	$53,275	$10,927	26%

Research and Development

Research and development expenses remained consistent with the prior year. The balance includes a $7.6 million increase in personnel-related costs, including a $5.4 million increase in stock-based compensation due to an increase in common stock value and a $2.2 million increase primarily related to our headcount growth. These increases were partially offset by a $3.9 million reduction in development costs and $2.4 million reduction in consulting and contractor expense related to the design of new products in 2019, which was launched in the first quarter of 2020, a $0.7 million reduction in prototype and other research costs, a $0.4 million reduction in office expenses, and a $0.1 million reduction in depreciation expense.

Sales and Marketing

Sales and marketing expenses increased by $4.5 million, or 100%, to $9.0 million for the year ended December 31, 2020 from $4.5 million for the prior year. The increase was primarily attributable to an increase of $3.6 million in payroll and personnel-related expenses driven by the addition of sales personnel, of which $0.5 million was stock-based compensation related, as well as smaller increases of $0.2 million for facility and office related expenses related to opening offices in the Asia and Pacific and Europe, Middle East and Africa geographic regions and $0.3 million related to providing demonstration units for potential customers.

General and Administrative

General and administrative expenses increased by $6.4 million, or 44%, to $21.0 million for the year ended December 31, 2020 from $14.5 million for the prior year. The increase was primarily due to an increase of $4.2 million of stock-based compensation and an increase of $2.2 million in accounting and professional services fees.

Interest Income, Interest Expense and Other Income (Expense), Net

	Year Ended December 31,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Interest income	$278	$24	$(254)	(91)%
Interest expense	(3,582)	(2,517)	1,065	(30)
Other income (expense), net	7	(52,150)	(52,157)	745,100

Interest income was $0.02 million for the year ended December 31, 2020 compared to $0.2 million for the prior year. This decrease in interest income was primarily related to a decrease in our cash and cash equivalent balances for the year ended December 31, 2020.

Interest expense was $2.5 million for the year ended December 31, 2020 compared to $3.6 million for the prior year. The decrease was primarily due to the conversion of convertible notes in the second quarter of 2020 and the repayment of $3.0 million of bank debt.

Other income (expense), net was ($52.2) million for the year ended December 31, 2020 compared to $0.0 million for the prior year. During the year ended December 31, 2020, we recorded $5.3 million for the fair value change of derivative liability related to our convertible notes and $48.4 million for the fair value change of warrant liability, partially offset by a $1.6 million gain from extinguishment of tranche liability which was recorded as other income.

Income Taxes

We were subject to income taxes in the United States, Hong Kong, Thailand and China for the year ended December 31, 2020 and in the United States for the year ended December 31, 2019. Our tax expense increased by $0.4 million for the year ended December 31, 2020, compared to the prior year, primarily due to state taxes.

Liquidity and Capital Resources

Prior to the Business Combination, we have been primarily funded by the net proceeds from sales of our preferred convertible stock and convertible notes, borrowing under our loan and security agreement with Runway Growth Credit Fund, Inc. and product revenue. As of December 31, 2020, we had cash and cash equivalents totaling $11.4 million, which were primarily held in money market funds and operating bank accounts.

On November 27, 2018, we entered into a Loan and Security Agreement with Runway Growth Credit Fund, Inc. (“Runway”) and borrowed $10.0 million per the terms of that agreement on March 28, 2019. The loan was originally intended to mature on May 15, 2021, however, the terms of the Loan and Security Agreement allowed for the extension of the maturity date since we received net cash proceeds exceeding $25.0 million from the issuance of convertible notes for which the loan maturity date was extended to November 15, 2021. Additionally, we chose to repay $3.0 million of the loan in August 2020. The loan carries an interest rate equal to LIBOR plus 8.50%, unless LIBOR becomes no longer attainable or ceases to fairly reflect the costs of the lender, in which cash the applicable interest rate shall be the Prime Rate (the greater of the Wall Street Journal prime rate or 4.75%) plus 6.00%. In an event of default, the annual interest would be increased by 5.0% above the otherwise applicable rate. As of December 31, 2020, there was approximately $7.1 million outstanding under the Loan and Security Agreement with Runway.

On November 27, 2018, we entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”). The Loan and Security Agreement provides us with a $10.0 million revolving credit line from which we can draw (i) advances against eligible accounts which arise in the ordinary course of its business, and (ii) at SVB’s discretion, advances against eligible purchase orders, defined as purchase orders received from our customers in the ordinary course of our business. The interest rate is the Wall Street Journal prime rate plus 0.5%. We have no outstanding balances under the Loan and Security Agreement with SVB. We terminated the Loan and Security Agreement with SVB in connection with the closing of the Business Combination.

Funding Requirements

As of the year ended December 31, 2020 we had an accumulated deficit of $209.4 million and cash and cash equivalents of $11.4 million. We have experienced recurring losses from operations, and negative cash flows from operations, and we expect to continue operating at a loss and to have negative cash flows from operations for the foreseeable future. We believe our cash and cash equivalents on hand and cash we obtained from the Business Combination and the PIPE Investment, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of the Form 8-K. However, because we are in the growth stage of our business and operate in an emerging field of technology, we expect to continue to invest in research and development and expand our sales and marketing teams worldwide. Following the Business Combination, we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and in either the short-term or long-term may determine to engage in equity or debt financings or enter into credit facilities for other reasons. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Cash Flow Summary

	Year Ended December 31,
	2019	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(40,187)	$(42,117)
Investing activities	(7,494)	(3,509)
Financing activities	50,505	39,863

Operating Activities

During the year ended December 31, 2020, operating activities used $42.1 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $106.8 million, impacted by our non-cash charges of $71.9 million primarily consisting of a $5.3 million change in fair value of derivative liability and $48.4 million change in fair value of the warrant liability, depreciation and amortization of $3.7 million, stock-based compensation of $12.1 million, change in right-of-use asset of $1.9 million, interest expense on convertible debt of $1.0 million, and amortization of debt issuance costs and debt discount of $0.3 million, partially offset by a gain on extinguishment of tranche right liability of $1.6 million and inventory obsolescence impairment of $0.8 million. The cash used in changes in our operating assets and liabilities of $7.2 million was primarily due to an increase in inventories of $3.1 million, an increase in accounts receivable of $1.4 million, an increase in prepaid expenses and other assets of $1.4 million, a decrease in accrued and other liabilities of $0.4 million, and a decrease of operating lease liability of $0.9 million.

During the year ended December 31, 2019, operating activities used $40.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $51.7 million, impacted by our non-cash charges of $12.7 million primarily consisting of inventory obsolescence impairment of $4.8 million, interest expense on convertible debt of $2.4 million, depreciation and amortization of $2.0 million, change in right-of-use asset of $1.3 million, stock-based compensation of $1.2 million, write-off property and equipment of $0.6 million, amortization of debt issuance costs and debt discount $0.3 million. The cash used in changes in our operating assets and liabilities of $6.3 million was primarily due to an increase in inventories of $5.4 million, an increase in prepaid expenses and other current assets of $0.5 million and an increase in accounts receivable of $0.4 million. These amounts were partially offset by cash provided by changes in our operating assets and liabilities of $5.1 million which primarily consists of an increase in accrued and other current liabilities of $2.6 million, an increase of accounts payable of $2.1 million, and an increase of operating lease liability of $0.4 million.

Investing Activities

During the year ended December 31, 2020, cash used in investing activities was $3.5 million, which was primarily related to purchases of property, plant and equipment.

During the year ended December 31, 2019, cash used in investing activities was $7.5 million, which was primarily related to purchases of property, plant and equipment.

Financing Activities

During the year ended December 31, 2020, cash provided by financing activities was $39.9 million, consisting primarily of net proceeds from issuance of Series B redeemable convertible preferred stock of $41.5 million and proceeds from exercise of stock options of $1.3 million, partially offset by repayment of long-term debt of $3.0 million.

During the year ended December 31, 2019, cash provided by financing activities was $50.5 million primarily consisting of $40.5 million of net proceeds from issuance of convertible notes, and $10.0 million of proceeds from issuance of debt.

Off-Balance Sheet Arrangements

As of December 31, 2020, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Contractual Obligations and Commitments

The following table represents our future non-cancelable contractual obligations as of December 31, 2020, aggregated by type:

	Total	Less Than 1 Year	1 – 3 Years	More Than 3 Years
Principal amount payable on our short-term debt (1)	$7,000	$7,000	$—	$—
Operating leases, including imputed interest (2)	17,338	3,528	7,947	5,863

Total contractual obligations	$24,338	$10,528	$7,947	$5,863

(1)	For additional information regarding our short-term debt, refer to Note 6 in our consolidated financial statements included as Exhibit 99.1 to the Form 8-K.
(2)	Consists of future non-cancelable minimum rental payments under operating leases for offices and warehouse.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of December 31, 2020, we had cash and cash equivalents of approximately $11.4 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Asia and Europe. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue

We adopted the requirements of the ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue is recognized at a point in time when control of the goods are transferred to the customer, occurring upon shipment or delivery dependent upon the terms of the underlying contract. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. Amounts billed to customers for shipping and handling are included in revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.

For service projects, we bill and recognize revenue as the services are performed. For these arrangements, control is transferred over as we input incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost (cost-to-cost) as the services are provided.

We enter into contracts that can include multiple performance obligations, we account for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price we would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers.

Stock-Based Compensation

We recognize the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We elected to recognize the effect of forfeitures in the period they occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Common Stock Valuation—The fair value of the shares of common stock underlying our stock-based awards has historically been determined by management and approved by the Board of Directors.

•	Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As our stock was not publicly traded through December 31, 2020, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Prior to the Business Combination, the grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. Following the Business Combination, the grant date fair value of our common stock will be based on the closing price of our common stock on the date of grant or other relevant determination date, as reported on the New York Stock Exchange.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first in, first out basis. We record write-downs of inventories which are obsolete or in excess of anticipated demand. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, demand forecasts, and assumptions about future demand and market conditions in establishing our estimates. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Common Stock Valuations

Prior to the Business Combination, the fair value of the common stock underlying our stock-based awards was determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. Given the absence of a public trading market of our common stock prior to the Business Combination, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors included:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•

the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length transactions, including any tender offers, if any;

•	the lack of marketability inherent in our common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	the hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.

In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income, market, cost approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

For each valuation, the fair value of our business determined by these approaches was then allocated to the common stock using either the option-pricing method.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Following the Business Combination, the fair value of our common stock will be based on the closing price of our common stock on the relevant determination date, as reported on the New York Stock Exchange.

Recent Accounting Pronouncements

Please refer to Note 2 in our consolidated financial statements included as Exhibit 99.1 to the Form 8-K for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of the Form 8-K.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the preparation of our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not design or maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls over the period-end financial reporting process to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to journal entries and certain other business processes, and verifying transactions are properly classified in the financial statements. This material weakness resulted in immaterial adjustments to several account balances and disclosures in the consolidated financial statements for the years ended December 31, 2019 and 2018.

•

We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to our financial applications, programs and data to appropriate personnel. This material weakness did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun the process of, and are focused on, designing and implementing effective internal control measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:

•

We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, where appropriate.

•	We also continue to take actions to improve our IT general controls, segregation of duties controls, period-end financial reporting controls, and journal entry controls.

•

We are implementing comprehensive access control protocols for our enterprise resource planning environment to implement restrictions on user and privileged access to certain applications, establishing additional controls over the preparation and review of journal entries, establishing additional controls to verify transactions are properly classified in the financial statements, implementing controls to review the activities for those users who have privileged access and program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period, we are committed to continuous improvement and will continue to diligently review our internal control over financial reporting.